Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska

March 6, 2017

CONTACTS:

Craig Allen

(800) 283-2357

America First Multifamily Investors, L.P. Receives Proceeds of $6,131,000 From Issuance of Series A Preferred Units

Omaha, Nebraska – On March 3, 2017, America First Multifamily Investors, L.P. (NASDAQ:  ATAX) (“the Partnership”) entered into a follow-on Subscription Agreement with an existing investor in the Preferred Units, to issue 613,100 Series A Preferred Units representing limited partnership interests in the Partnership (the “Preferred Units”), resulting in $6,131,000 in aggregate proceeds to the Partnership.

The Preferred Units (which are non-cumulative, non-convertible and non-voting) are a class of limited partnership interests in the Partnership and are being issued pursuant to a private placement of up to a maximum of $100 million. The Private Placement is directed solely to insured depository institutions chartered under the laws of any state or the District of Columbia, or of the United States.

The Partnership will use the proceeds received in the Private Placement, including the closing of the subscription agreement described above, to acquire mortgage revenue bonds that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing and commercial properties.  In addition, the Partnership will use the proceeds to acquire other allowable investments as provided for in the Partnership’s limited partnership agreement.

 “We are pleased that an existing Preferred Unitholder has demonstrated their continued confidence in the Partnership and decided to further advance their relationship with us,” said Chad Daffer, CEO of America First Multifamily Investors, L.P. “We have now raised approximately $47 million of non-dilutive, fixed-rate and low cost sources of institutional capital that will enable us to continue to invest in core assets and execute on our overall strategy for the benefit of our unitholders.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily and student housing properties and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited

Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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